Exhibit 99.2

Philip Morris International Inc.
2015 Fourth-Quarter and Full-Year Results Conference Call
February 4, 2016

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2015 fourth-quarter and full-year results. You may access the release on our website at www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, we will be talking about results for the fourth quarter and full-year 2015 and comparing them to the same period in 2014, unless otherwise stated.

A glossary of terms, adjustments and other calculations, as well as reconciliations to U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-Risk Products, or “RRPs,” is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce André Calantzopoulos, our Chief Executive Officer. Jacek Olczak, our Chief Financial Officer, will join André for the question and answer period.

André.

ANDRE CALANTZOPOULOS

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

2015 was an excellent year for PMI. Moderating declines in cigarette industry volume, notably in the EU Region, coupled with market share gains, enabled us to record a full-year organic cigarette shipment volume decline of only 1.0%, our best performance since 2012.

Of particular note were the performances of Marlboro and L&M, which grew cigarette volume by 0.9% and 3.9%, respectively.

(SLIDE 5.)

Strong pricing across all Regions, combined with substantially lower unfavorable volume/mix compared to recent years, resulted in net revenue and adjusted OCI growth, excluding currency and acquisitions, of 5.8% and 6.6%, respectively.

Despite significant incremental investments behind both iQOS and our cigarette brand portfolio, announced last July and disclosed in today's press release, our adjusted OCI margin increased by 0.3 percentage points to 42.6%, excluding currency and acquisitions. The increase was driven by the EEMA and Latin America & Canada Regions.

Our adjusted diluted EPS, excluding currency, grew by a very strong 12.0%, at the high end of the raised guidance range that we reaffirmed last November.

The strengthening of the U.S. Dollar against virtually all of our key operating currencies was an unprecedented headwind for our business in 2015 and resulted in a full-year adverse currency impact of $1.20 on our adjusted diluted EPS.

(SLIDE 6.)

In the fourth quarter, our organic cigarette volume declined by 2.4%, due to lower cigarette industry volumes and lower market share, notably in the Asia Region. Our cigarette volume was impacted by a one-time distributor inventory adjustment in Russia related to supply chain optimization. Excluding this adjustment, our quarterly volume decline was in line with that for the full year.

Net revenues increased by 4.0%, excluding currency, with favorable pricing across all Regions more than offsetting unfavorable volume/mix, mainly in the EEMA and Latin America & Canada Regions.

As previously communicated, our incremental investments in 2015 were concentrated in the fourth quarter. This resulted in currency-neutral adjusted OCI and adjusted diluted EPS declines in the quarter.

(SLIDE 7.)

Our full-year 2015 results confirm that our business fundamentals are strong, and the incremental investments that we made throughout the year, and in the fourth quarter in particular, should further reinforce our momentum in 2016.

Our reported diluted EPS guidance for 2016, at prevailing exchange rates, is a range of $4.25 to $4.35, versus $4.42 in 2015, and includes an unfavorable currency impact of approximately 60 cents. This guidance represents a growth rate, excluding currency, of approximately 10% to 12%, compared to our adjusted diluted EPS of $4.42 in 2015. This reflects a currency-neutral adjusted OCI growth rate above our mid to long-term algorithm.

Importantly, this guidance does not include any share repurchases. We will revisit the potential for repurchases as the year unfolds, depending on the currency environment.

(SLIDE 8.)

The 60 cents of unfavorable currency impact, at prevailing exchange rates, included in our 2016 guidance, is driven primarily by the Argentine Peso, Indonesian Rupiah, Japanese Yen and Russian Ruble. These four currencies account for around 60% of the total impact.

We have currently hedged approximately 72% of our 2016 forecast sales to Japan, which, at prevailing exchange rates, translates to an effective rate of 118 Yen to the U.S. Dollar, versus 110 Yen in 2015.

(SLIDE 9.)

Pricing was the key driver of our full-year 2015 financial performance. We recorded a total pricing variance of $2.1 billion, supported by strong contributions from all four Regions. As a reminder, this variance includes an exceptional gain in Korea, related to inventories built ahead of the January 2015 excise tax increase, which will not recur in 2016.

This year, we anticipate a pricing variance of around 6% of our 2015 net revenues.

(SLIDE 10.)

Our performance in 2015 was underpinned by an improving cigarette industry volume trend and continued market share momentum.

We estimate that international cigarette industry volume, excluding China and the U.S., declined by 2.4% in 2015, a further moderation compared to the declines in 2013 and 2014. For this year, we forecast a decline of 2.0% to 2.5% on the same basis.

(SLIDE 11.)

Our continued market share momentum in 2015 is clearly demonstrated on this slide, with international share, excluding China and the U.S., up by 0.2 points to 28.7%, and share growth in the EU, EEMA and Latin America & Canada Regions. Our share in the Asia Region was stable.

(SLIDE 12.)

Marlboro was a key driver of our market share momentum in 2015, increasing its international share, excluding China and the U.S., by 0.2 points to 9.6%. The brand had growing or stable share in all four Regions, and continued to benefit from the roll out of Architecture 2.0, which is now approaching 100 markets worldwide.

(SLIDE 13.)

Importantly, our 2015 share in the top-30 PMI OCI markets grew by 0.7 points to 38.0%, with share up, or essentially flat, in 20 of these markets. This underscores the positive momentum of our business across the majority of our most profitable markets.

(SLIDE 14.)

While pricing and market share gains are the foundation for our top-line growth, we remain focused on effectively managing our total cost base.

Our mid-term targeted annual cost base increase is 1% to 3%, excluding RRPs and currency. In 2015, we decided to deploy additional investments, some of which will not recur in 2016, to support the strong momentum of our cigarette brand portfolio and accelerate the geographic expansion of iQOS. This resulted in a total cost base increase, excluding currency, of 3.6% excluding RRPs, or 5.3% including RRPs.

In 2016, we expect our total cost base including RRPs to increase by approximately 1%, excluding currency, reflecting productivity and cost savings programs, and also helped by moderating prices for key inputs such as tobacco leaf, clove and non-tobacco materials.

(SLIDE 15.)

Let me now discuss our performance in key geographies, beginning with the EU Region. Following declines of 7.3% and 3.1% in 2013 and 2014, respectively, there was a further moderation in the total cigarette industry volume decline to 0.9% in 2015. We attribute the moderation to improving economies, notably in Southern Europe, a decline in the prevalence of illicit trade, less out-switching to the fine cut category and a lower prevalence of e-vapor products.

(SLIDE 16.)

Our positive cigarette share momentum in the Region continued in 2015, with fourth-quarter and full-year share up by 0.3 points and 0.1 point, respectively. In the fourth quarter, our share increased in five of the six largest markets by cigarette industry volume, demonstrating the breadth of our share strength.

As we had anticipated, our share in Italy was adversely impacted by the decline of Marlboro following its crossing of the five Euro per pack price point in the first quarter of 2015.

(SLIDE 17.)

Marlboro, L&M and Chesterfield further reinforced their positions as the Region's top three cigarette industry brands by volume for the second consecutive year. Full-year market share for Marlboro increased by 0.2 points to 18.9%, driven by strong performances in France, Germany and Spain. Share for L&M increased by 0.1 point to 6.9%, while Chesterfield grew by 0.2 share points to 5.8%.

(SLIDE 18.)

The moderating cigarette industry volume decline, coupled with our market share gains and strong pricing, resulted in adjusted OCI growth, excluding currency and acquisitions, of 4.6% in the EU Region in 2015. This marked the Region's first adjusted OCI increase, on the same basis, since 2009.

In 2016, we forecast mid-single-digit currency-neutral adjusted OCI growth in the Region.

(SLIDE 19.)

I will now turn to Russia, the largest market in our EEMA Region, where estimated cigarette industry volume declined by 8.4% in the fourth quarter and 6.2% for the full year. The declines were mainly due to significant excise tax-driven retail price increases, which we estimate averaged more than 20% year-over-year, as well as lower consumer purchasing power.

Our full-year 2015 market share increased by 0.9 points to 28.4%, driven mainly by low price Bond Street and super-low price Next, which benefited from adult smoker down-trading and a wider distribution, particularly in the eastern part of the country. Importantly, Parliament was up by 0.2 share points despite the overall premium segment's decline of 0.7 points.

In January this year, the government implemented its planned 2016 excise tax increase, resulting in an average tax pass-on of around ten Rubles per pack or 14% on an industry-weighted-average basis. In anticipation, we announced retail selling price increases across the majority of our portfolio of five Rubles per pack last November and a further five Rubles per pack this January, with the most recent increase likely to appear at retail in the second quarter.

(SLIDE 20.)

Estimated cigarette industry volume in Turkey grew by 7.8% in the fourth quarter and 9.0% for the full year. This exceptional growth was driven mainly by a significant reduction in the prevalence of illicit trade, which declined by over five percentage points to around 14% in 2015.

Our market share in Turkey has strengthened, with three quarters of sequential growth. Fourth-quarter share increased by 0.3 points to 44.2% and was driven by the superb performance of Marlboro, up by 1.2 points to 9.9%. Marlboro shipment volume increased by 20.6% in the quarter.

In January, the government increased the specific excise tax and the minimum excise tax, while leaving the ad valorem rate unchanged, representing a further improvement in the excise tax structure. This resulted in a pass-on of around 40 kurus per pack at the retail level. We implemented a retail selling price increase of one Lira per pack across the majority of our portfolio, thus enhancing unit margins.

(SLIDE 21.)

I'll now touch on our Asia Region, beginning with Indonesia, where estimated cigarette industry volume was stable in 2015, in line with our forecast and due primarily to the soft economy.

While market share in the fourth quarter declined by 1.0 point to 34.3%, reflecting the impact of retail price increases on our machine-made kretek brands taken in advance of the January 2016 excise tax increase, our full-year market share grew slightly to 35.0%. On an industry-weighted-average basis, the 2016 excise tax increase is around 15%.

Despite the muted performance of the total market last year, we remain very optimistic about the profit growth opportunities in this key market thanks to its growing adult population and rising income levels.

(SLIDE 22.)

In the Philippines, price gaps narrowed further in the fourth quarter, following price increases at the bottom of the market. The gap between Marlboro and the super-low price brands of our primary local competitor now stands at around one Peso per cigarette, a narrowing of 50 centavos per cigarette, or 33%, since December 2014.

The improved price gaps have been a key driver of our strong share performance. Based on Nielsen retail audit data, our full-year 2015 share increased by 1.4 points to 73.4%. Marlboro was the primary driver of this share gain, increasing by an impressive 2.7 points to 21.1%. Fortune also gained share, growing by 0.7 points to 31.1%.

Marlboro shipment volume increased by 18.8% in 2015 and drove favorable mix. Encouragingly, we continue to improve profitability in this important market.

(SLIDE 23.)

In Japan, cigarette industry volume declined by 2.1% in 2015. This was less than we had anticipated, due mainly to trade inventory build-up for competitors' recent new launches.

Our cigarette market share performance was clearly below our expectations. Share declined by 0.6 points to 25.3% in 2015, due primarily to competitors' offerings in the new differentiated menthol taste segment.

Nevertheless, we remain confident in the longer-term outlook for our cigarette brand portfolio in Japan.

(SLIDE 24.)

Turning to our Reduced-Risk Products portfolio, let me briefly highlight the progress that we made in 2015 on the commercialization of iQOS.

During the year, we expanded the geographic presence of iQOS in our 2014 city launch markets, with the first wave of expansion in Japan reaching over 60% of the adult smoker population and the initial expansion in Italy beyond Milan to Modena, Rome and Turin. We also launched iQOS in major cities across Switzerland and commenced city launches in Bucharest, Lisbon and Moscow.

By the end of 2016, we expect iQOS to be present in key cities in around 20 markets globally.

(SLIDE 25.)

In Japan, which is by far our most advanced iQOS launch market in terms of geographic and adult smoker coverage, we estimate that there were over 130,000 fully or predominantly converted iQOS users by the end of 2015.

In the last week of December, we achieved an estimated offtake share for Marlboro HeatSticks of 1.1% in the expansion area and 1.7% in Tokyo. Importantly, our weekly offtake shares have grown steadily since the expansion began in September. Please note that offtake share represents retail sales volume for HeatSticks as a percentage of the total estimated retail sales volume for cigarettes and HeatSticks within a given geographic area.

I look forward to sharing further the scientific and commercial progress that we've made with iQOS during our presentation at the CAGNY conference later this month.

(SLIDE 26.)

I will now cover our free cash flow, which increased by over $300 million in 2015 to reach $6.9 billion. This was a remarkable achievement considering the adverse currency impact of $1.9 billion on our net earnings, and was fueled by important working capital initiatives. As a reminder, the proceeds from the Sampoerna rights issue are not included in our free cash flow.

In 2016, we forecast free cash flow broadly in line with last year's level, again despite the anticipated adverse currency headwind at prevailing exchange rates.

(SLIDE 27.)

We remain focused on rewarding our shareholders generously, with the dividend currently serving as the primary use of our free cash flow. Last September, we increased our annual dividend for the eighth consecutive year since the spin in 2008, representing a total increase of approximately 122% and a compound annual growth rate of 12%.

Our dividend yield at the end of last week was 4.5%. This is very attractive in comparison to the yields of our peer group companies.

(SLIDE 28.)

In conclusion, 2015 was an excellent year for PMI, reflecting improved cigarette industry volume trends and very robust business fundamentals.

Our superior cigarette brand portfolio, supported by a unique commercial organization, is driving strong pricing and continued market share gains. Marlboro is performing extremely well, with the continued roll out of the 2.0 Architecture driving volume and share growth.

We are very excited by our progress with the commercialization of iQOS, which is underscored by our favorable HeatStick offtake share momentum in Japan.

Our strong free cash flow continues to support our generous dividend.

Finally, the outlook for our business remains strong. On a currency-neutral basis, our 2016 EPS guidance reflects a growth rate of approximately 10% to 12% versus 2015 adjusted diluted EPS of $4.42.

(SLIDE 29.)

Thank you. Jacek and I will now be happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team, which is currently in Switzerland. Our next presentation will be at the CAGNY Conference on Wednesday, February 17th.

Thank you again and have a nice day.